Amendment to

Investment Advisory Agreement between

Tributary Capital Management, LLC and Tributary Funds, Inc (formerly known as "First Focus Funds, Inc.")

This Amendment is made by and between Tributary Capital Management, LLC, a Colorado limited liability company ("Adviser") and the Tributary Funds, Inc. formerly known as First Focus Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation ("Company").

Whereas, the Adviser and Company entered into an Investment Advisory Agreement effective as of May 3, 2010 ("Agreement"), whereby the Company retained the Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Company.

Whereas, pursuant to the Agreement, the parties have agreed to amend Schedule A of the Agreement to add the Tributary Nebraska Tax-Free Fund.

Now Therefore, the parties hereby agree to amend the Agreement as follows:

1. Schedule A dated on or around December 31, 2015 are amended to include the Tributary Nebraska Tax-Free Fund.

2. Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with the terms.

In Witness Whereof, the Adviser and Company have caused this Amendment to be executed as of November 17, 2015 effective at the commencement of the Tributary Nebraska Tax-Free Fund operations. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Tributary Funds, Inc.	First National Fund Advisers

By: /s/ Stephen R. Frantz	By: /s/ Stephen R. Frantz
Name: Stephen R. Frantz	Name: Stephen R. Frantz
Title: President and Director	Title:

Amendment to

Schedule A

to the

Investment Advisory Agreement

Between

Tributary Funds, Inc. and Tributary Capital Management, LLC

December 31, 2015

Name of Fund	Compensation*	Effective Date
Tributary Short/Intermediate Bond Fund	Annual rate of fifty onehundredths of one percent (.50%) of the Fund's average daily net assets	May 3, 2010

Tributary Income Fund	Annual rate of sixty onehundredths of one percent (.60%) of the Fund's average daily net assets	May 3, 2010

Tributary Nebraska Tax-Free Fund	Annual rate of forty onehundredths of one percent (.40%) of the Fund's average daily net assets	December 31, 2015

Tributary Balanced Fund	Annual rate of seventyfive onehundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010

Tributary Growth Opportunities Fund	Annual rate of seventyfive onehundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010

Tributary Small Company Fund	Annual rate of eightyfive onehundredths of one percent (.85%) of the Fund's average daily net assets	May 3, 2010

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*All fees are computed daily and paid monthly